 Exhibit 4.16

Premises Lease Contract

Lessor (hereinafter referred to as “Party A”): Jialin Zhu, Wenya Zhu

Lessee (hereinafter referred to as “Party B”): Zhejiang Jingyuxin Financing Guarantee Co., Ltd.

According to the Contract Law of the People’s Republic of China and relevant laws and regulations, Party A leases the premises it holds to Party B on the basis of equality, voluntariness, and mutual consensus. For the purpose to clarify the rights and obligations of the parties, it is hereby concluded the Premises Lease Contract (hereinafter referred to as the “Contract”).

Article 1 Leasing Premises

The leasing premises which Party A holds are located in the office building on the 13th floor of CCB Building, No. 666, Citizen Avenue, Baiguan Street, Shangyu District, Shaoxing City (excluding the living room, large private room, and the office of Mr. Zhu, which is about 282.92 square meters), and the remaining area is about 800 square meters.

Article 2 Usage of Leasing Premises

1. The usage of leasing premises shall be company’s business office; business marketing and supporting facilities of Party B, without the written consent of Party A, Party B shall not change the usage of the leasing premises, and shall not use the leasing premises to engage in illegal activities.

2. Without the written consent of Party A, Party B cannot sublease the leasing premises to a third party without authorization.

3. If Party B changes the usage of the leasing premises without authorization, or sublease the leasing premises to a third party without authorization, Party A has the right to terminate the lease contract in advance.

Article 3 Lease Term

The lease term of Party B is from April 18, 2022 to April 17, 2024.

If Party B requests to continue leasing the premises after the lease term expires, it shall notify Party A in writing three months before the lease term expires, and Party A shall give a written reply on whether to agree to renew the lease before the lease term expires. If Party A agrees to renew the lease, both parties shall resign the lease contract, and the rent shall remain unchanged during the renewal period. Party B has the preferential lease right under equal conditions. If Party A fails to receive from Party B a written application for renewal of the lease two months before the expiration of the lease term, Party B is deemed to voluntarily waive the preferential lease right, and Party A has the right to take back the leasing premises which shall be returned by Party B on time. If Party A refuses to renew the lease, Party A shall leave Party B two months for vacating upon the expiration of the lease term.

Article 4 Rent and Payment method

1. Rent: RMB 440,000/year (including tax).

2. Payment method: the rent will be paid semi-annually upon the execution of the contract, with first payment made by October 18, 2022 amounting to RMB 220,000 inclusive of tax, and the payment made by April 17, 2023 amounting to RMB 220,000 inclusive of tax.

Article 5 Other Expenses in the Lease Term

1. Party B shall, at its own expenses, be liable for all operating expenses covering firefighting, joint defense, public security, industrial and commercial administration, insurance, communication, water, electricity, gas, broadband network, and sanitation, etc, which should be paid to relevant authorities in a timely manner.

2. The property management fee of the leasing premises, the public share of water and electricity and other expenses shall be either paid by Party B directly, or by Party A in advance. If paid by Party A in advance, Party A shall then collected from Party B the actual payments.

3. Party B shall be liable for all expenses relative to house decoration and maintenance, and equipment and facility repair and maintenance within the leased area, and those relative to custody and maintenance of Party B’s facilities and equipment outside of the leased area.

4. Unless as otherwise stipulated herein, Party B shall be liable for all taxes and levies arising from the leasing premises and Party B’s operation, and Party A shall assist Party B in issuing invoices.

Article 6 Premises Delivery and Acceptance

The leasing premises have refined decoration. Party A shall provide a copy of the real estate certificate, the floor plan, items for decoration as required by Party B (excluding air conditioner), door locks and keys of the leasing premises. Party B’s receipt of the key shall be deemed as a sign that the premises delivered by Party A meet the contract requirements.

Article 7 Premises Repair in the Lease Term

After Party A delivery the leasing premises to Party B, Party B shall not damage the decorated part and the structure of the leasing premises without the written consent of Party A.

Article 8 Return of the Leasing Premises

If Party B returns the leasing premises upon or before the expiration of the lease term, the relevant items of Party B in the leasing premises shall be owned by Party B, and Party B shall move out within 10 days from the expiration of the lease term or the date when Party A agrees the return of the leasing premises before the expiration of the lease term.

All immovable ornaments and decorations of the leasing premises, such as the interior and exterior walls, floors, doors and windows, facades, roofs, cylinders, internal pipelines, power distribution cabinets, electricity meters, shall be owned by Party A and delivered to Party A together with the leasing premises. Upon the expiration of the lease term, the items left by Party B after moving out from the leasing premises shall be deemed as the items to which Party B has relinquished their ownership, so that Party A have the right to dispose these items.

Article 9 Maintenance and Insurance of the Leasing Premises

1. Party B shall, at its own expenses, be liable for the maintenance of the leasing premises other than the original foundation and original main structure during the use process.

2. Party B shall be obligated to purchase fire insurance for properties of the leasing premises.

Article 10 Liabilities for Breach of Contract

Party B’s liabilities for breach of contract

1. If Party B pays the rent and utility bills overdue, it shall pay Party A the overdue penalty at 1% of the overdue utility bills per day, and Party A has the right to interrupt the utility supply of the leasing premises with all economic losses and legal liabilities arising therefrom borne by Party B.

2. Upon the expiration of the lease term or the termination hereof, Party B shall return the leasing premises as scheduled. If Party B returns the leasing premises overdue, it shall indemnify Party A all losses caused thereby.

3. If Party A terminates the contract in advance due to Party B’s breach of the contract, or Party B terminates the contract in advance due to its own reasons, all immovable ornaments and decorations of the leasing premises, such as the interior and exterior walls, floors, doors and windows, facades, roofs, cylinders, internal pipelines, power distribution cabinets, electricity meters shall be owned by Party A, and Party B shall indemnify Party A all losses caused thereby.

4. If Party B violates other stipulations in the contract, Party A has the right to unilaterally terminate the contract and interrupt the utility supply, and require Party B to indemnify Party A all losses caused thereby.

Party A’s liabilities for breach of contract

If Party B terminates the contract in advance due to Party A’s breach of the contract, or Party A terminates the contract in advance due to its own reasons, Party A shall compensate Party B by refunding the received rents payable for the balance of the lease term and indemnifying Party B all economic losses caused thereby in full amount.

Article 11 Special Terms as Agreed

1. During the operation of Party B, noise control, business model, internal management, etc. shall be subject to laws and regulations of relevant administrative departments, causing no problems of nuisance.

2. If a force majeure event prevents the parties from performing the contract, the contract shall be terminated automatically, in which case Party A shall refund Party B’s performance bond and the rents payable for the balance of the lease term without interest, while Party shall return the leasing premises it has leased according to Article 8 hereof.

3. During the lease term, if Party B cannot maintain its operation in the leasing premises due to objective reasons, Pay B may notify Party A in writing three months in advance to terminate the contract, and Party A shall agree such termination. If the contract is terminated accordingly, Party A shall refund the rents payable for the balance of the lease term, while Party B shall settle up the rent, utility bills and other expenses and return the leasing premises according to Article 9 hereof, and Party A no longer requires Party B to be liable for other costs for breach of contract.

4. During the lease period, Party B shall be liable for all personal safety accidents.

Article 12 Dispute Resolution

Disputes arising from the performance of the contract shall be settled through by the parties friendly negotiation. If fails, either party may file a lawsuit against the people’s court where the leasing premises is located.

Article 13 Effectiveness and Change of the Contract

1. The contract takes effect from the date when the parties or their legal representatives or authorized representatives sign the contract with official seals or special seals of the contract of the parties affixed.

2. Matters not covered in the contract may be changed or supplemented upon mutual agreement by the parties. The supplementary agreement shall have the same legal effect as the contract upon the signature and seal of the parties.

3. The contract is made in two counterparts with the same legal effect, one of which held by each party separately.

Party A (signature): ______________

Contact number: ________________

Date:

Party B (seal): __________________

Legal or authorized representative (signature): ______________

Contact number: ________________

Date:

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